                                                                    EXHIBIT 3.17

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 STANTECH, INC.

          First: The name of the Corporation is StanTech, Inc.

          Second: The address at the Corporation's registered office in the
State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington,
in the County of New Castle. The name of its registered agent at such address is
The Corporation Trust Company.

          Third: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. Fourth:
The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock with a par value of $.01 per share.

          Fifth: The name and mailing address of the sole incorporator are as follows:

      Name               Mailing Address
      ----               ---------------
Jerome P. Grisko   c/o Baker & Hostetler
                   3200 National City Center
                   1900 East 9th Street
                   Cleveland, Ohio 44114-3485

          Sixth: The Board of Directors is authorized to make, alter or repeal the By-Laws of the Corporation.

          Seventh: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

          Eighth: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-

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Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

          Ninth: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

          Tenth: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          THE UNDERSIGNED, being the incorporator above named for the purposes of forming a corporation pursuant to the General Corporation Law of the State of
Delaware, has signed this instrument the 28th day of July, 1992, and does thereby acknowledge that it is his act and deed and that the facts stated
therein are true.

                                        /s/ Jerome P. Grisko
                                        ----------------------------------------
                                        Jerome P. Grisko
                                        Incorporator